Exhibit 10.41

February 11, 2014

Drax Power Limited

Drax Power Station

Selby, North Yorkshire

YO8 8PH, United Kingdom

Attn: Louise Neve

Re:	Agreement for the Sale and Purchase of Biomass dated May 1, 2013

Dear Ms. Neve:

Reference is made to that certain Agreement for the Sale and Purchase of Biomass (the “Agreement”) dated May 1, 2013, by and between Drax Power Limited (“DPL”) and RTK WP Canada, ULC (“RTK”), as amended by a letter agreement dated September 23, 2013 and under which Rentech, Inc. (the “Guarantor”) guaranteed certain obligations of RTK by way of a Parent Company Guarantee dated May 1, 2013 (“the Guarantee”).

The provisions of this letter are legally binding between Drax and RTK and the Guarantor. Unless otherwise defined, capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement, and unless expressly amended in this letter, all terms of the Agreement shall remain fully effective and shall have effect as though the provisions contained in this letter had been originally contained in the Agreement.

The Parties hereby agree as follows:

1.	Paragraph 8 of the Commercial Terms shall be deleted and replaced with the following:

The Seller Plant Development Schedule for the Wawa Plant and associated infrastructure at the Loading Port (and any subsequent updates) shall include the following key milestones (the “Seller Key Milestones”):

(a)	site acquisition for the Wawa Plant by 1 June 2013;

(b)	air permit received for the Wawa Plant by 1 April 2014 (Draft permit received February 2014);

(c)	completion of site preparation and civil works at the Wawa Plant by 1 June 2014;

(d)	completion of site preparation and civil works (including piling) at the Loading Port by 1 March 2014;

10877 Wilshire Boulevard, Suite 600 • Los Angeles, CA 90024 • T: 310.571.9800 • F: 310.571.9799

www.rentechinc.com

(e)	pelletising equipment delivered on site by 1 April 2014;

(f)	completion of steelwork and major structures at the Wawa Plant by 31 July 2014;

(g)	completion of construction by 15 August 2014, commissioning by 1 September 2014 of the Wawa Plant and sign off and hand over by the equipment providers by 30 September 2014; and

(h)	completion of construction and commissioning of storage, conveying and loading facilities at the Loading Port by 1 September 2014.

2.	Clause 15.3.5(c) shall be deleted and replaced with the following: “any governmental authority or port authority preventing, impeding or prohibiting loading , except to the extent that such preventing, impeding or prohibiting is attributable (whether directly or indirectly) to any non-compliance by the operator of the Loading Port or its employees or subcontactors with any condition of any required permits or applicable Law (a “Port Operator Permit Breach”), in which case time shall continue to count.”

3.	Clause 15.3.5(g) shall be deleted and replaced with the following: “in the event of weather conditions which, in the reasonable opinion of either the Loading Port or the master, make loading unsafe and where the Loading Port has to cease loading, whether the Vessel is in berth or not or in the Loading Port or not, except to the extent that such is attributable to a Port Operator Permit Breach, in which case time shall continue to count.”

4.	A new Clause 15.3.11 shall be added which states as follows:

15.3.11 In the event the Seller makes a valid claim pursuant to laytime exception 15.3.5(c), then:

(a)	in the first of such instances only, time will count at fifty percent (50%) and any excess costs suffered by the Buyer in connection with deadfreight, shall be split equally between the Buyer and the Seller; and

(b)	in all subsequent instances, time shall not count as laytime unless the Vessel is already on Demurrage in which case time will count.

The Guarantor consents to RTK entering into this letter. The Guarantor agrees that its Guarantee remains in full force and effect as to the Agreement as amended by this letter.

This amendment and any non-contractual obligations arising out of or in connection with it are subject to the Dispute Resolution and Governing Law and Jurisdiction provisions in clauses 35 and 36 of the Agreement.

This amendment may be executed in any number of counterparts, and by any Party on separate counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this amendment as to any party hereto to produce or account for more than one such counterpart executed and delivered by such Party. Counterparts may be executed either in original, faxed or digital transmission form and the Parties adopt any signatures received by a receiving fax machine or computer as original signatures of the Parties.

Very truly yours,
RTK WP CANADA, ULC

		By:	/s/ Sean Ebnet
		Name:	Sean Ebnet
		Title:	SVP

Acknowledged and Agreed:		Acknowledged and Agreed:

DRAX POWER LIMITED		RENTECH, INC.

By:	/s/ D. Keedy	By:	/s/ Sean Ebnet
Name:	Deborah Keedy	Name:	Sean Ebnet
Title:	Head of Biomass	Title:	SVP